Exhibit 99.1

Contact:	Alexion Pharmaceuticals, Inc. Vikas Sinha Chief Financial Officer 203-272-2596	Noonan Russo Matt Haines (Media) 212-845-4235	Rx Communications Rhonda Chiger (Investor) 917-322-2569

ALEXION PHARMACEUTICALS ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK

CHESHIRE, Conn., November 14, 2006 – Alexion Pharmaceuticals, Inc. (NASDAQ:ALXN) announced today its intention to publicly offer 2,500,000 shares of its common stock pursuant to an effective shelf registration statement in an underwritten public offering. The Company intends to grant the underwriters a 30-day option to purchase up to an additional 375,000 shares of common stock. All of the shares are being offered by Alexion.

Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers for the offering. Bear, Stearns & Co. Inc, Cowen and Company, LLC, Credit Suisse and Piper Jaffray & Co. are acting as co-managers for the offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. The offering may be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained by sending a request to Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, Fax: (212) 902-9316 or Email at prospectus-ny@ny.email.gs.com, or to Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, New York, New York 10004, (212) 761-4000.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Alexion

Alexion Pharmaceuticals is a biotechnology company working to develop and deliver life-changing drug therapies for patients with serious and life- threatening medical conditions. Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic diseases, cancer, and autoimmune disorders.